OMB APPROVAL
OMB Number: 3235-0145
Expires: December 31, 2005
Estimated average burden hours per response...11

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.          )*

HDFC BANK LIMITED

(Name of Issuer)

EQUITY SHARES — COMMON STOCK (PAR VALUE: INR 10 PER SHARE)

(Title of Class of Securities)

40415F101

(Cusip Number)

July 20, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☐ Rule 13d-1 (c)

        ☒ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

13G
CUSIP No. 40415F101

1.	Name of Reporting Person: Bennett Coleman & Company Limited		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: India

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 11,649,929

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 11,649,929

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 11,649,929

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11.	Percent of Class Represented by Amount in Row (9): 4.1%

12.	Type of Reporting Person (See Instructions): 00

13G
CUSIP No. 40415F101

1.	Name of Reporting Person: Dharmayug Investments Limited		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: India

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 2,486,956

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 2,486,956

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,486,956

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11.	Percent of Class Represented by Amount in Row (9): 0.9%

12.	Type of Reporting Person (See Instructions): 00

13G
CUSIP No. 40415F101

1.	Name of Reporting Person: Satyam Properties & Finance Limited		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: India

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,739,130

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,739,130

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,739,130

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11.	Percent of Class Represented by Amount in Row (9): 0.6%

12.	Type of Reporting Person (See Instructions): 00

13G
CUSIP No. 40415F101

1.	Name of Reporting Person: Vardhaman Publishers Limited		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: India

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,739,130

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,739,130

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,739,130

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11.	Percent of Class Represented by Amount in Row (9): 0.6%

12.	Type of Reporting Person (See Instructions): 00

13G
CUSIP No. 40415F101

1.	Name of Reporting Person: Bharat Nidhi Limited		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: India

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 573,913

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 573,913

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 573,913

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11.	Percent of Class Represented by Amount in Row (9): 0.2%

12.	Type of Reporting Person (See Instructions): 00

13G
CUSIP No. 40415F101

1.	Name of Reporting Person: PNB Finance & Industries Limited		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: India

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 521,739

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 521,739

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 521,739

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11.	Percent of Class Represented by Amount in Row (9): 0.2%

12.	Type of Reporting Person (See Instructions): 00

13G
CUSIP No. 40415F101

1.	Name of Reporting Person: Rajdhani Printers Limited		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: India

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 34,782

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 34,782

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 34,782

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐

11.	Percent of Class Represented by Amount in Row (9): 0.01%

12.	Type of Reporting Person (See Instructions): 00

13G

Item 1.
	(a)	Name of Issuer:
HDFC Bank Limited
	(b)	Address of Issuer's Principal Executive Offices:
HDFC Bank Limited Sandoz House Dr. Annie Besant Road Worli, Mumbai 400 018 India

Item 2.
	(a)	Name of Person Filing:
1. Bennett Coleman & Company Limited
2.  Dharmayug Investments Limited
3.  Satyam Properties & Finance Limited
4.  Vardhaman Publishers Limited
5.  Bharat Nidhi Limited
6.  PNB Finance & Industries Limited
7. Rajdhani Printers Limited
	(b)	Address of Principal Business Office or, if none, Residence:
1. Bennett Coleman & Company Limited
     The Times Of India Building, Dr. D.N. Road
     Mumbai 400 001
     India

2.  Dharmayug Investments Limited
     The Times of India Building, Dr. D.N. Road
     Mumbai 400 001
     India

3.  Satyam Properties & Finance Limited
     2nd Floor, 135 A, B.R.B. Basu Road
     Calcutta 700 001
     India

4.  Vardhaman Publishers Limited
     The Times of India Building, Dr. D.N. Road
     Mumbai 400 001
     India

5.  Bharat Nidhi Limited
     Times House, 7 Bahdurshah Zafar Marg,
     New Delhi 110 002
     India

6.  PNB Finance & Industries Limited
     10 Daryaganj
     New Delhi 110 002
     India

7.  Rajdhani Printers Limited
     Times House, 7 Bahdurshah Zafar Marg,
     New Delhi 110 002
India
	(c)	Citizenship:
1. Bennett Coleman & Company Limited is incorporated under the laws of India.
2. Dharmayug Investments Limited is incorporated under the laws of India.
3. Satyam Properties & Finance Limited is incorporated under the laws of India.
4. Vardhaman Publishers Limited is incorporated under the laws of India.
5. Bharat Nidhi Limited is incorporated under the laws of India.
6. PNB Finance & Industries Limited is incorporated under the laws of India.
7. Rajdhani Printers Limited is incorporated under the laws of India.
	(d)	Title of Class of Securities:
Equity Shares, par value INR 10
	(e)	CUSIP Number:
40415F101

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).
NOT APPLICABLE

13G

Item 4.	Ownership.

Bennett Coleman & Company Limited
	(a)	Amount beneficially owned:
11,649,929
	(b)	Percent of class:
4.1%
	(c)	Number of shares as to which the person has:
11,649,929
(i) Sole power to vote or to direct the vote:
11,649,929
(ii) Shared power to vote or to direct the vote:
0
(iii) Sole power to dispose or to direct the disposition of:
11,649,929
(iv) Shared power to dispose or to direct the disposition of:
0

Dharmayug Investments Limited
	(a)	Amount beneficially owned:
2,486,956
	(b)	Percent of class:
0.9%
	(c)	Number of shares as to which the person has:
2,486,956
(i) Sole power to vote or to direct the vote:
2,486,956
(ii) Shared power to vote or to direct the vote:
0
(iii) Sole power to dispose or to direct the disposition of:
2,486,956
(iv) Shared power to dispose or to direct the disposition of:
0

Satyam Properties & Finance Limited
	(a)	Amount beneficially owned:
1,739,130
	(b)	Percent of class:
0.6%
	(c)	Number of shares as to which the person has:
1,739,130
(i) Sole power to vote or to direct the vote:
1,739,130
(ii) Shared power to vote or to direct the vote:
0
(iii) Sole power to dispose or to direct the disposition of:
1,739,130
(iv) Shared power to dispose or to direct the disposition of:
0

Vardhaman Publishers Limited
	(a)	Amount beneficially owned:
1,739,130
	(b)	Percent of class:
0.6%
	(c)	Number of shares as to which the person has:
1,739,130
(i) Sole power to vote or to direct the vote:
1,739,130
(ii) Shared power to vote or to direct the vote:
0
(iii) Sole power to dispose or to direct the disposition of:
1,739,130
(iv) Shared power to dispose or to direct the disposition of:
0

Bharat Nidhi Limited
	(a)	Amount beneficially owned:
573,913
	(b)	Percent of class:
0.2%
	(c)	Number of shares as to which the person has:
573,913
(i) Sole power to vote or to direct the vote:
573,913
(ii) Shared power to vote or to direct the vote:
0
(iii) Sole power to dispose or to direct the disposition of:
573,913
(iv) Shared power to dispose or to direct the disposition of:
0

PNB Finance & Industries Limited
	(a)	Amount beneficially owned:
521,739
	(b)	Percent of class:
0.2%
	(c)	Number of shares as to which the person has:
521,739
(i) Sole power to vote or to direct the vote:
521,739
(ii) Shared power to vote or to direct the vote:
0
(iii) Sole power to dispose or to direct the disposition of:
521,739
(iv) Shared power to dispose or to direct the disposition of:
0

Rajdhani Printers Limited
	(a)	Amount beneficially owned:
34,782
	(b)	Percent of class:
0.01%
	(c)	Number of shares as to which the person has:
34,782
(i) Sole power to vote or to direct the vote:
34,782
(ii) Shared power to vote or to direct the vote:
0
(iii) Sole power to dispose or to direct the disposition of:
34,782
(iv) Shared power to dispose or to direct the disposition of:
0
Total: 18,745,579 6.61%
Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class.
N.A.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
Instruction: Dissolution of a group requires a response to this item.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
N.A.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
N.A.

Item 8.	Identification and Classification of Members of the Group.
Dharmayug Investments Limited, Satyam Properties & Finance Limited,
Vardhaman Publishers Limited, and Rajdhani Printers Limited are each
100% owned subsidiaries of Bennett Coleman & Company Limited

Bharat Nidhi Limited and PNB Finance & Industries Limited, are
shareholding companies of Bennett, Coleman & Co. Ltd.

Item 9.	Notice of Dissolution of Group.
N.A.

13G

Item 10.	Certification.
N.A.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	January 31, 2003

Company Name(s):

BENNETT COLEMAN COMPANY LIMITED

By:	/s/ Pradeep Guha
Name:	Pradeep Guha
Title:	President

DHARMAYUG INVESTMENTS LIMITED

By:	/s/ P.M. Rao
Name:	P.M. Rao
Title:	Director

SATYAM PROPERTIES & FINANCE LTD.

By:	/s/ Arup Mukherjee
Name:	Arup Mukherjee
Title:	Director

VARDHAMAN PUBLISHERS LIMITED

By:	/s/ Ranjan Garg
Name:	Ranjan Garg
Title:	Director

BHARAT NIDHI LIMITED

By:	/s/ SomChandra Jain
Name:	SomChandra Jain
Title:	Company Secretary

PNB FINANCE & INDUSTRIES LIMITED

By:	/s/ Ashok Sen
Name:	Ashok Sen
Title:	Director

RAJDHANI PRINTERS LIMITED

By:	/s/ Gopal Mohan
Name:	Gopal Mohan
Title:	Director